Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Reports Revenue Growth, Margin Expansion and Record Bookings

Gross Margin was 43.5% and Operating Margin was 11.5%

GAAP EPS was $0.30, Up 88% from Last Year’s Third Quarter

Non-GAAP EPS was $0.31, Up 41% from the Second Quarter

HILLSBORO, Ore., November 2, 2010 – For the third quarter of 2010, FEI Company (NASDAQ: FEIC) reported the highest quarterly net bookings in the company’s history, the highest gross margin in over eight years and pretax and non-GAAP income significantly higher than the second quarter of 2010 and the third quarter of 2009. The company also guided to increased revenue and earnings for the fourth quarter.

This press release reports FEI’s results on the basis of accounting principles generally accepted in the United States (“GAAP”) as well as on a non-GAAP basis which excludes certain items. Management’s reasons for presenting non-GAAP information are outlined later in the release, and a reconciliation of GAAP and non-GAAP results is attached in a table.

For the third quarter, net bookings were $190.1 million, up 9% from the second quarter of 2010 and up 27% from last year’s third quarter. Net bookings for the latest quarter include an upward adjustment of the backlog of $15.1 million due to currency movements. The backlog at the end of the quarter was a record $439.6 million. The book-to-bill ratio for the quarter was 1.24 to 1.

Net sales of $153.0 million were up 5% compared to $146.0 million in the second quarter of 2010 and up 9% from $140.8 million in the third quarter of 2009.

Net income was $11.9 million or $0.30 per diluted share, compared with $16.2 million or $0.40 per diluted share in the second quarter of 2010 and $6.1 million or $0.16 per diluted share in the third quarter of 2009. Pretax income in the latest quarter was $16.6 million, compared with $2.6 million in the second quarter of 2010 and $7.1 million in last year’s third quarter.

Gross cash, investments and restricted cash, net of debt, increased by $8.9 million in the quarter.

“This quarter’s record bookings continue the growth trend we have seen for the last four quarters,” said Don Kania, president and CEO of FEI. “This quarter’s sequential bookings increase was driven by our Research and Industry segment, with regional strength in North America and Europe. While Electronics bookings were down from the very high level of the second quarter, they remained at historically high levels. We expect continued strength in bookings in the fourth quarter.

“At the same time, our gross margin of 43.5% exceeded our fourth-quarter target and was more than four percentage points higher than the third quarter of last year,” Kania continued. “We look forward to revenue and earnings growth in the fourth quarter and in 2011.”

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets and the reconciliation of GAAP and non-GAAP results.

Guidance for Q4 2010

Assuming a euro exchange rate of $1.40, FEI expects net sales in the fourth quarter of 2010 to be in the range of $167 million to $175 million. Bookings are expected to be at least $170 million. GAAP earnings per share are expected to be in the range of $0.34 to $0.39. Restructuring charges are estimated to be approximately $1 million or $0.02 per share in the quarter and are included in the GAAP guidance.

Non-GAAP Financial Information

As detailed in the attached table, non-GAAP net income for the latest quarter was $12.3 million ($0.31 per share), an increase of 44% compared with $8.5 million ($0.22 per share) in the second quarter of 2010 and an increase of 87% compared with $6.6 million ($0.17 per share) in the third quarter of 2009. Net income in the third quarter was reduced by restructuring expenses of $386,000 or $0.01 per share ($536,000 less tax at the quarter’s effective tax rate of 28%). Non-GAAP net income in the second quarter of 2010 excludes restructuring expenses of $9.1 million, primarily related to severance costs and the company’s planned move of a portion of its manufacturing operations from the Netherlands to the Czech Republic. Non-GAAP taxes for the second quarter of 2010 are also computed using a normalized tax rate of 27%, which excludes a net tax benefit primarily due to finalization of the company’s Advance Pricing Agreement between the Dutch and U.S. taxing authorities. Non-GAAP net income in the third quarter of 2009 excludes restructuring expenses of $514,000 ($601,000 less tax at the quarter’s effective tax rate of 14.5%).

This press release presents financial information for the third and prior quarters that includes non-GAAP financial measures that exclude certain restructuring expenses and a significant one-time tax benefit. FEI management believes that providing this non-GAAP information is helpful to investors to better understand the company’s core operating performance and comparisons to periods that include large restructuring charges or tax benefits. There are, however, limitations in using non-GAAP financial measures. Because they are not prepared in accordance with GAAP they may be different from non-GAAP financial measures used by other companies, thereby making comparisons more difficult. In addition, non-GAAP financial measures may be limited in value because they exclude certain cash and non-cash items that may have a material impact on the company’s financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The company’s non-GAAP results should be viewed in conjunction with its GAAP earnings forecast and other financial forecasts and financial information.

Investor Conference Call — 2:00 p.m. Pacific time, Tuesday, November 2, 2010

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-877-941-8609 (U.S., toll-free) or 1-480-629-9031 (international and toll), with the conference title: FEI Third Quarter Earnings Call, Conference ID 4379028. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4379028#. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the fourth quarter of 2010 and future periods. Such forward-looking statements may be identified by words and phrases that refer to future expectations, such as “we believe”, “believe”, “expect”, “expects”, “we expect”, “are expected”, “will”, “will be”, “look forward to”, “estimate”, “are estimated”, “assume”, “assuming” and other similar words and phrases. Forward-looking statements in the release relate to expectations about future bookings, revenue, earnings and earnings per share; future restructuring expense; and future foreign currency and normalized tax rates. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Research & Industry, Electronics and Life Sciences market segments; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rates and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in new product introductions and the inability to manufacture products in required volumes; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; shipment delays due to other supply chain problems; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 3,	July 4,	December 31,
ASSETS	2010	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$241,013	$207,904	$124,199
Short-term investments in marketable securities	38,341	110,846	212,119
Short-term restricted cash	16,177	11,899	17,141
Receivables, net	179,570	153,239	152,601
Inventories, net	159,728	131,928	138,242
Deferred tax assets	14,928	15,402	2,734
Other current assets	40,055	41,337	39,470

Total current assets	689,812	672,555	686,506

Non-current investments in marketable securities	45,102	12,244	39,662

Long-term restricted cash	41,863	32,596	35,901

Non-current inventories	43,935	41,713	44,385

Property plant and equipment, net	79,382	74,899	81,893

Goodwill	44,816	44,764	44,615

Deferred tax assets	8,392	6,938	3,369

Other assets, net	13,189	13,764	17,638

TOTAL	$966,491	$899,473	$953,969

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$50,779	$41,089	$40,587
Accrued liabilities	23,025	36,976	36,434
Deferred revenue	76,302	68,795	65,805
Income taxes payable	5,349	6,112	1,321
Accrued restructuring, reorganization and relocation	5,583	7,337	32
Short-term line of credit	—	—	59,600
Other current liabilities	54,577	30,261	47,693

Total current liabilities	215,615	190,570	251,472

Convertible debt	89,012	90,860	100,000

Other liabilities	41,670	40,077	34,973

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 38,228, 38,142, and 37,859 shares issued and outstanding at October 3, 2010, July 4, 2010, and December 31, 2009	508,081	506,846	485,557
Retained earnings	53,681	41,761	21,476
Accumulated other comprehensive income	58,432	29,359	60,491

Total shareholders’ equity	620,194	577,966	567,524

TOTAL	$966,491	$899,473	$953,969

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	October 3,	July 4,	October 4,	October 3,	October 4,
	2010	2010	2009	2010	2009
NET SALES:
Products	$113,424	$108,931	$105,562	$334,232	$321,286
Service and components	39,581	37,117	35,237	113,920	101,609

Total net sales	153,005	146,048	140,799	448,152	422,895

COST OF SALES:
Products	60,728	62,068	61,658	187,484	182,672
Service and components	25,748	24,172	23,760	75,126	69,989

Total cost of sales	86,476	86,240	85,418	262,610	252,661

Gross profit	66,529	59,808	55,381	185,542	170,234

OPERATING EXPENSES:
Research and development	15,942	15,616	16,705	48,690	50,142
Selling, general and administrative	32,435	31,604	30,176	99,614	94,827
Restructuring, reorganization and relocation	536	9,055	601	10,505	2,630

Total operating expenses	48,913	56,275	47,482	158,809	147,599

OPERATING INCOME	17,616	3,533	7,899	26,733	22,635

OTHER INCOME (EXPENSE):
Interest income	440	733	498	2,164	2,299
Interest expense	(1,025)	(1,303)	(1,191)	(3,546)	(4,298)
Other, net	(472)	(330)	(116)	(1,211)	(631)

Total other (expense), net	(1,057)	(900)	(809)	(2,593)	(2,630)

INCOME BEFORE TAXES	16,559	2,633	7,090	24,140	20,005

INCOME TAX EXPENSE (BENEFIT)	4,639	(13,547)	1,030	(8,064)	3,947

NET INCOME	$11,920	$16,180	$6,060	$32,204	$16,058

BASIC NET INCOME PER SHARE DATA	$0.31	$0.43	$0.16	$0.85	$0.43

DILUTED NET INCOME PER SHARE DATA	$0.30	$0.40	$0.16	$0.82	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,186	38,046	37,610	38,041	37,461

Diluted	41,536	41,813	38,067	41,698	37,810

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended (1)			Thirty-Nine Weeks Ended (1)
	October 3, 2010	July 4, 2010	October 4, 2009	October 3, 2010	October 4, 2009
NET SALES:
Products	74.1%	74.6%	75.0%	74.6%	76.0%
Service and components	25.9%	25.4%	25.0%	25.4%	24.0%

Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	39.7%	42.5%	43.8%	41.8%	43.2%
Service and components	16.8%	16.6%	16.9%	16.8%	16.5%

Total cost of sales	56.5%	59.0%	60.7%	58.6%	59.7%

Gross profit	43.5%	41.0%	39.3%	41.4%	40.3%

OPERATING EXPENSES:
Research and development	10.4%	10.7%	11.9%	10.9%	11.9%
Selling, general and administrative	21.2%	21.6%	21.4%	22.2%	22.4%
Restructuring, reorganization and relocation	0.4%	6.2%	0.4%	2.3%	0.6%

Total operating expenses	32.0%	38.5%	33.7%	35.4%	34.9%

OPERATING INCOME	11.5%	2.4%	5.6%	6.0%	5.4%

OTHER INCOME (EXPENSE):
Interest income	0.3%	0.5%	0.4%	0.5%	0.5%
Interest expense	-0.7%	-0.9%	-0.8%	-0.8%	-1.0%
Other, net	-0.3%	-0.2%	-0.1%	-0.3%	-0.1%

Total other (expense), net	-0.7%	-0.6%	-0.6%	-0.6%	-0.6%

INCOME BEFORE TAXES	10.8%	1.8%	5.0%	5.4%	4.7%

INCOME TAX EXPENSE (BENEFIT)	3.0%	-9.3%	0.7%	-1.8%	0.9%

NET INCOME	7.8%	11.1%	4.3%	7.2%	3.8%

(1)	Percentages may not add due to rounding.

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q3 Ended 3-Oct-2010	Q2 Ended 4-Jul-2010	Q3 Ended 4-Oct-09
Income Statement Highlights
Consolidated sales	$153.0	$146.0	$140.8
Gross margin	43.5%	41.0%	39.3%
Stock compensation expense - TOTAL	$2.5	$2.7	$2.4
Net income	$11.9	$16.2	$6.1
Diluted net income per share	$0.30	$0.40	$0.16
Interest income add back included in the calculation of diluted EPS	$0.6	$0.6	$0.0
Sales by Market Segment
Electronics	$44.0	$56.9	$31.7
Research & Industry	$51.1	$37.4	$61.6
Life Sciences	$18.3	$14.6	$12.3
Service and Components	$39.6	$37.1	$35.2
Sales by Geography
USA & Canada	$43.7	$46.1	$46.4
Europe	$54.1	$45.7	$55.1
Asia-Pacific and Rest of World	$55.2	$54.2	$39.3
Gross Margin by Market Segment
Electronics	50.2%	49.0%	46.1%
Research & Industry	43.3%	37.4%	41.4%
Life Sciences	46.2%	34.0%	30.9%
Service and Components	34.9%	34.9%	32.6%
Bookings
Total	$190.1	$175.1	$149.7
Book-to-bill ratio	1.24	1.20	1.06
Backlog - total	$439.6	$402.5	$345.7
Backlog - Service and Components	$80.8	$81.2	$64.3
Bookings by Market Segment
Electronics	$59.6	$71.6	$22.5
Research & Industry	$72.9	$40.4	$80.4
Life Sciences	$18.4	$27.5	$11.4
Service and Components	$39.2	$35.6	$35.4
Bookings by Geography
USA & Canada	$65.8	$57.6	$59.6
Europe	$63.9	$47.8	$74.4
Asia-Pacific and Rest of World	$60.4	$69.7	$15.7
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$382.5	$375.5	$403.9
Operating cash generated (used)	($3.5)	$25.1	$20.0
Accounts receivable	$179.6	$153.2	$163.0
Days sales outstanding (DSO)	107	96	106
Inventory turnover	2.4	2.6	2.3
Fixed asset investment (during quarter)	$0.9	$1.8	$3.8
Depreciation expense	$4.3	$4.2	$4.4
Working capital	$474.2	$482.0	$474.3
Headcount (permanent and temporary)	1,810	1,791	1,779
Euro quarterly average rate	1.292	1.281	1.429
Euro ending rate	1.375	1.258	1.458

GAAP to non-GAAP reconciliation

Unaudited (in thousands, except per share amounts)

Reconciliation of non-GAAP earnings to GAAP

	Q3 2010		Q2 2010		Q3 2009
	$	EPS	$	EPS	$	EPS
Non-GAAP net income	$12,306	$0.31	$8,532	$0.22	$6,574	$0.17
Impact of tax benefit for APA (net of tax expense at normalized rate)*	—	—	16,703	0.40	—	0
Restructuring expenses (net of tax) **	(386)	(0.01)	(9,055)	(0.22)	(514)	(0.01)

GAAP net income and diluted net income per share	$11,920	$0.30	$16,180	$0.40	$6,060	$0.16

*	Non-GAAP taxes for Q2 2010 computed at the Company’s normalized tax rate of 27%.
**	Restructuring expenses in Q3 2010 are reduced by the Company’s tax rate in Q3 2010 of 28% and restructuring expenses in Q3 2009 are reduced by the Company’s tax rate in Q3 2009 of 14.5%.